Exhibit 5

+ 1 202 663 6000 (t)

+ 1 202 663 6363 (f)

wilmerhale.com

July 15, 2013

TransUnion Holding Company, Inc.

555 West Adams Street

Chicago, Illinois 60661

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance and exchange of up to $400,000,000 aggregate principal amount of 8.125%/8.875% Senior PIK Toggle Notes due 2018 (the “Exchange Notes”) of TransUnion Holding Company, Inc., a Delaware corporation (the “Company”), and up to an additional $191,245,974 aggregate principal amount of 8.125%/8.875% Senior PIK Toggle Notes due 2018 (the “Additional Notes” and, together with the Exchange Notes, the “Notes”), which may, if certain conditions are met, be issued in lieu of cash interest payments on the Exchange Notes at the Company’s option. The Notes are to be issued pursuant to an indenture, dated as of November 1, 2012 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes are to be issued in an exchange offer (the “Exchange Offer”) for a like aggregate principal amount of currently outstanding 8.125%/8.875% Senior PIK Toggle Notes due 2018 (the “Old Notes”).

We are acting as counsel for the Company in connection with the issuance by the Company of the Exchange Notes. We have examined the Registration Statement, as filed with the Commission. We have also examined and relied upon the Registration Rights Agreement, the Indenture, the form of the Notes included in the Indenture, resolutions adopted by the board of directors of the Company, as provided to us by the Company, the certificate of incorporation and by-laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

TransUnion Holding Company, Inc.

July 15, 2013

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of such original documents and the completeness and accuracy of the corporate records of the Company provided to us by the Company.

We have assumed the due execution and delivery, pursuant to due authorization, of the Indenture by the Trustee, that the Trustee has all requisite power and authority to effect the transactions contemplated by the Indenture, and that the Trustee or an authenticating agent for the Trustee will duly authenticate the Notes pursuant to the Indenture. We have also assumed that the Indenture is the valid and binding obligation of the Trustee and is enforceable against the Trustee in accordance with its terms. We have assumed that there will not have occurred, prior to the date of issuance of the Notes, any change in law affecting the validity or enforceability of the Notes, and that the Company shall not have taken any action to rescind or otherwise reduce their prior authorization of the Notes.

We express no opinion herein as to the laws of any jurisdiction other than the state law of the State of New York and the Delaware General Corporation Law.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iii) general principles of equity, including the availability of any equitable or specific remedy, or the successful assertion of any equitable defense.

Based upon and subject to the foregoing, we are of the opinion that, (i) when the Exchange Notes have been duly executed by the Company, authenticated by the Trustee in the manner provided by the Indenture and issued and delivered against surrender of the Old Notes in accordance with the terms and conditions of the Registration Rights Agreement, the Indenture and the Exchange Offer, the Exchange Notes will be valid and binding obligations of the Company; and (ii) when the Additional Notes have been duly executed by the Company, authenticated by the Trustee in the manner provided by the Indenture and issued and delivered in accordance with the terms and conditions of the Indenture, including the conditions set forth in the form of the Notes included as Exhibit A to the Indenture, the Additional Notes will be valid and binding obligations of the Company.

It is understood that this opinion is to be used only in connection with the offer and sale of the Notes while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

TransUnion Holding Company, Inc.

July 15, 2013

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Validity of the Securities.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ LILLIAN BROWN
Lillian Brown, a Partner

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